Exhibit 5.2

A&L Goodbody LLP 3 Dublin Landings North Wall Quay, Dublin 1 D01 C4E0 T: +353 1 649 2000 DX: 29 Dublin | www.algoodbody.com	Dublin Belfast London New York San Francisco Palo Alto

Date	8 May 2024

Our ref	01445620

Your ref

ICON Public Limited Company

South County Business Park

Leopardstown

Dublin 18

Dublin

D18X5R3

Dear Addressee

We have acted on the behalf of the companies listed in Schedule 1 hereto (the Companies and each a Company) which have requested us to give you this opinion in connection with the offering by ICON Investments Six DAC (the Issuer) of USD$2,000,000,000 aggregate principal amount of: (i) 5.809% USD$750,000,000 Senior Secured Notes due 2027; (ii) 5.849% USD$750,000,000 Senior Secured Notes due 2029; and (iii) 6% USD$500,000,000 Senior Secured Notes due 2034 pursuant to a base indenture between, among others, the Issuer, ICON public limited company (ICON plc), and Citibank, N.A., as trustee (the Trustee) as supplemented by a supplemental indenture for each series of Notes between, amongst others, the Issuer, ICON plc, the other guarantors party thereto, the Trustee, and Citibank, N.A., London Brach, as notes collateral agent (the Notes Collateral Agent) and an underwriting agreement between, amongst others, the Issuer, ICON plc as parent and as a guarantor, the other guarantors as listed therein and Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Santander US Capital Markets LLC as representatives of the underwriters listed therein (the Transaction).

The offer and sale of the Notes is being made pursuant to the registration statement on Form S-3 (the Registration Statement), filed with the Securities and Exchange Commission (the SEC) on 26 April 2024 (File No. 333-278943) by ICON plc and the Issuer which Registration Statement includes a prospectus dated 26 April 2024 (the Base Prospectus), as supplemented by the preliminary prospectus dated 26 April 2024 and the final prospectus supplement dated as of 30 April 2024 relating to the issuance by the Issuer of the Notes.

1	We have examined pdf copies of:

1.1	the base indenture dated 8 May 2024, including the guarantees contained therein, between among others, the Issuer, ICON plc, and the Trustee (the Base Indenture);

1.2	a supplemental indenture dated 8 May 2024 in respect of the Notes (as defined below), including the guarantees contained therein, between, amongst others, the Issuer, ICON plc, the other Companies as guarantors, the Trustee and the Notes Collateral Agent (the Supplemental Indenture)

1.3	the notes issued pursuant to the Base Indenture and the Supplemental Indenture (the Notes);

CE Gill • JG Grennan • PD White • VJ Power • SM Doggett • M Sherlock • KP Allen • C Rogers • G O’Toole • JN Kelly • N O’Sullivan • MJ Ward • D Widger • C Christle • S Ó Cróinin DR Baxter • A McCarthy • JF Whelan • JB Somerville • MF Barr • AM Curran • A Roberts • RM Moore • D Main • J Cahir • M Traynor • PM Murray • P Walker • K Furlong PT Fahy • D Inverarity • M Coghlan • DR Francis • A Casey • B Hosty • M O’Brien • L Mulleady • K Ryan • E Hurley • D Dagostino • R Grey • R Lyons • J Sheehy • C Carroll • SE Carson P Diggin • J Williams • A O’Beirne • J Dallas • SM Lynch • M McElhinney • C Owens • AD Ion • K O'Connor • JH Milne • T Casey • M Doyle • CJ Comerford • R Marron • K O'Shaughnessy S O'Connor • SE Murphy • D Nangle • C Ó Conluain • N McMahon • HP Brandt • A Sheridan • N Cole • M Devane • D Fitzgerald • G McDonald • N Meehan • R O'Driscoll • B O'Malley C Bollard • M Daly • D Geraghty • LC Kennedy • E Mulhern • E O'Keeffe • MJ Ellis • D Griffin • D McElroy • C Culleton • B Nic Suibhne • S Quinlivan • J Rattigan • K Mulhern A Muldowney • L Dunne • A Burke • C Bergin • P Fogarty

Consultants: Professor JCW Wylie • MA Greene • AV Fanagan • PM Law • SW Haughey • PV Maher

1.4	the underwriting agreement between dated 30 April 2024, amongst others, the Issuer, ICON plc as parent and as a guarantor, the other Companies as guarantors and Citigroup Global Markets Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Santander US Capital Markets LLC as underwriters listed therein (the Underwriting Agreement);

1.5	the form F-3 registration statement dated 26 April 2024 executed by each of the Companies;

1.6	the preliminary prospectus supplement dated 26 April 2024 relating to the Notes (the Preliminary Prospectus Supplement);

1.7	the final prospectus supplement dated 30 April 2024 relating to the Notes (the Final Prospectus Supplement);

(the documents above, excluding the Preliminary Prospectus Supplement and the Final Prospectus Supplement, are the Agreements); and

1.8	a corporate certificate dated on or about the date hereof (the Certificate) of each Company attaching:

1.8.1	copies of the certificate of incorporation, the certificate on change of name (as applicable) and the constitution of each Company;

1.8.2	in respect of the Certificate of ICON plc only, an extract of the minutes of a meeting of the board of directors of ICON plc held on 23 April 2024 and in respect of each other Company, a copy of the minutes of a meeting of the board of directors of such Company held on 25 April 2024;

1.8.3	in respect of the Issuer, a copy of the minutes of a meeting of the board of directors held on 7 May 2024; and

1.8.4	a copy of the power of attorney of each Company dated 25 April 2024;

1.8.5	in respect of the Issuer, a copy of the power of attorney dated 7 May 2024,

and such other documents as we have considered necessary or desirable to examine in order that we may give this opinion.

Capitalised terms used but not defined herein shall have their meaning assigned to them in the Underwriting Agreement.

2	For the purpose of giving this opinion we have assumed:

2.1	the authenticity of all documents submitted to us as originals and the completeness and conformity to the originals of all copies of documents of any kind furnished to us;

2.2	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject-matter which they purport to record and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such minutes were duly passed and are in full force and effect;

2.3	the genuineness of all the signatures (electronic or otherwise), stamps and seals on all original and copy documents which we have examined, and that any signatures (electronic or otherwise) are the signatures of the persons who they purport to be, that each witness to a signature (electronic or otherwise) actually physically witnessed that signature, and that each original was executed in the manner appearing on the copy;

2.4	that each party to each of the Agreements has consented to the execution by each Company by way of electronic signature (where applicable) and that where each Agreement has been executed on behalf of the Company using a software platform, that enables an advanced electronic signature or a qualified electronic signature to be applied to the Agreement, each such signature was applied under the authority and control of the relevant signatory;

2.5	that the constitution and/or memorandum and articles of association of each Company is correct and up to date;

2.6	the accuracy and completeness as to factual matters of the representations and warranties of each Company contained in the Agreements and the accuracy of all Certificates provided to us by each Company;

2.7	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Agreements;

2.8	without having made any investigation, that the terms of the Agreements are lawful and fully enforceable under the laws of the State of New York and any other applicable laws other than the laws of Ireland;

2.9	the accuracy and completeness of all information appearing on public records;

2.10	that each Company has entered into the Transaction and the Agreements in good faith, for its legitimate business purposes, for good consideration, and that it derives commercial benefit from the Transaction commensurate with the risks undertaken by it in the Transaction;

2.11	the Base Indenture and the Supplemental Indenture remain in full force and effect and have not been revoked, rescinded or terminated, or amended or varied save as pursuant to the Agreements;

2.12	that the Notes issued in connection with the Transaction will not be sold or offered for sale to any persons resident in Ireland; and

2.13	that each Company will not, by the entry into the Agreements and the performance of the transactions contemplated thereby, be giving financial assistance for the purposes of Section 82 of the Companies Act.

3	We express no opinion as to any matters falling to be determined other than under the laws of Ireland and, without reference to provisions of other laws imported by Irish private international law, in Ireland as of the date of this letter. Subject to that qualification and to the other qualifications set out herein, we are of the opinion that:

3.1	each Company is duly incorporated under the laws of Ireland (as: in the case of ICON plc, a public limited company; as in the case of ICON Clinical Research Limited, Accellacare Limited, DOCS Resourcing Limited and ICON Clinical Research Property Development (Ireland) Limited, ICON Clinical Research International Limited, ICON Clinical Research Property Holdings (Ireland) Limited, private companies; as in the case of the Issuer, a designated activity company; and as in the case of the Unlimited Companies (as defined below) are unlimited companies) and is a separate legal entity, subject to suit in its own name. Based only on searches carried out in the Irish Companies Registration Office (the CRO) and the Central Office of the High Court on the date of this opinion, each Company is validly existing under the laws of Ireland and no steps have been taken or are being taken to appoint a receiver, examiner or liquidator over it or to wind it up;

3.2	each Company has the necessary power and authority, and all necessary corporate and other action has been taken, to enable it to execute, deliver and perform the obligations undertaken by it under the Agreements to which it is a party, and the implementation by each Company of the foregoing will not cause:

3.2.1	any limit on it or on its directors (whether imposed by the documents constituting the relevant Company or by statute or regulation) to be exceeded; or

3.2.2	any law or order to be contravened;

3.3	each of the Agreements to which the relevant Company is party has been duly executed on its behalf;

3.4	no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the Agreements are required to be obtained by any Company in Ireland; and

3.5	it is not necessary or advisable under the laws of Ireland in order to ensure the validity, enforceability or priority of the obligations or rights of any party to the Agreements that any of the Agreements be filed, registered, recorded, or notarised in any public office or elsewhere or that any other instrument relating thereto be signed, delivered, filed, registered or recorded;

3.6	no Company is entitled to claim any immunity from suit, execution, attachment or other legal process in Ireland;

3.7	in any proceedings taken in Ireland for the enforcement of the Agreements, the choice of the laws of the State of New York as the governing law of the Agreements would be upheld by the Irish courts in accordance with the provisions of the Rome/Regulation EC No. 593/2008 on the Law Applicable to Contractual Obligations;

3.8	the submission on the part of any Company under the Agreements to the jurisdiction of the courts of the State of New York is valid and binding on such Company and will be upheld by the Irish courts;

3.9	in any proceedings taken in Ireland for the enforcement of a judgment obtained against any Company in the courts of the State of New York (a Foreign Judgment) the Foreign Judgment should be recognised and enforced by the courts of Ireland save that to enforce such a Foreign Judgment in Ireland it would be necessary to obtain an order of the Irish courts. Such order should be granted on proper proof of the Foreign Judgment without any re-trial or examination of the merits of the case subject to the following qualifications:

3.9.1	that the foreign court had jurisdiction, according to the laws of Ireland;

3.9.2	that the Foreign Judgment was not obtained by fraud;

3.9.3	that the Foreign Judgment is not contrary to public policy or natural justice as understood in Irish law;

3.9.4	that the Foreign Judgment is final and conclusive;

3.9.5	that the Foreign Judgment is for a definite sum of money;

3.9.6	that the procedural rules of the court giving the Foreign Judgment have been observed; and

any such order of the Irish courts may be expressed in a currency other than euro in respect of the amount due and payable by the Company but such order may be issued out of the Central Office of the Irish High Court expressed in euro by reference to the official rate of exchange prevailing on the date of issue of such order. However, in the event of a winding up of the Company, amounts claimed by or against the Company in a currency other than the euro (the Foreign Currency) would, to the extent properly payable in the winding up, be paid if not in the Foreign Currency in the euro equivalent of the amount due in the Foreign Currency converted at the rate of exchange pertaining on the date of the commencement of such winding up.

4	The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.2	this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court scheme of arrangement, administration and examination, and the unfair preference of creditors and other Irish law generally affecting the rights of creditors;

4.3	this opinion is subject to the general laws relating to the limitation of actions in Ireland;

4.4	a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the Agreements might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5	additional interest imposed by any clause of any Agreement might be held to constitute a penalty and the provisions of that clause imposing additional interest would thus be held to be void. The fact that such provisions are held to be void would not in itself prejudice the legality and enforceability of any other provisions of the relevant Agreements but could restrict the amount recoverable by way of interest under such Agreements;

4.6	claims may be or become subject to defences of set-off or counter-claim;

4.7	an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice, and where staying the action is not inconsistent with the provisions of Regulation (EU) No. 1215/2012 (recast) on jurisdiction and the recognition and the enforcement of judgments in civil and commercial matters;

4.8	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.9	a waiver of all defences to any proceedings may not be enforceable;

4.10	provisions in any of the Agreements providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.11	an Irish court may refuse to give effect to undertakings contained in any of the Agreements that the Company will pay legal expenses and costs in respect of any action before the Irish courts; and

4.12	we express no opinion on any taxation matters or on the contractual terms of the relevant documents other than by reference to the legal character thereof.

This opinion letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Issuer's Current Report on Form 6-K to be filed on the date hereof, which Form 6-K will be incorporated by reference into the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Base Prospectus, Preliminary Prospectus Supplement and Final Prospectus Supplement included therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, or the rules and regulations of the SEC.

This Opinion is being delivered to you and may not be relied upon or distributed to any other person without our prior written consent, other than Cahill Gordon & Reindel LLP for the purposes solely of any legal opinion that they may be required to give with respect to the Registration Statement.

This opinion letter speaks only as of the date hereof and we disclaim any obligation to advise you or any other person of changes of law or fact that occur after the date hereof.

Yours faithfully

/s/ A&L Goodbody LLP

A&L Goodbody LLP

SCHEDULE 1

The Companies

1	ICON plc

2	ICON Investments Six Designated Activity Company

3	ICON Clinical Research Limited

4	Accellacare Limited

5	DOCS Resourcing Limited

6	ICON Clinical Research Property Development (Ireland) Limited

7	ICON Clinical Research International Limited

8	ICON Clinical Research Property Holdings (Ireland) Limited

9	ICON Clinical Global Holdings Unlimited Company

10	ICON Holdings Unlimited Company

11	ICON Operational Financing Unlimited Company

12	ICON Operational Holdings Unlimited Company

13	ICON Investments Four Unlimited Company

14	ICON Global Treasury Unlimited Company

15	ICON Clinical International Unlimited Company

16	ICON Clinical Research Holdings (Ireland) Unlimited Company

Each Company listed at 9 to 16 above together are referred to as the Unlimited Companies in this opinion letter.